Comstock Mining Advances Lucerne Sale
Receives Additional Non-refundable Deposit and NYSE Notifications
Virginia City, NV (June 27, 2019) Comstock Mining Inc. (“Comstock” or “the Company”) (NYSE American: LODE) today announced that Tonogold Resources, Inc. (“Tonogold”) (OTCMKTS: TNGL) has paid an additional non-refundable cash deposit of $600,000 toward the purchase of the Company’s Lucerne properties.
On January 24, 2019, the Company entered into an agreement with Tonogold to sell its Lucerne properties for $15 million ($11.5 million in cash and $3.5 million in stock). On June 21, the Company entered into a Third Purchase Agreement Amendment that provides for Tonogold to deliver $11.5 million in cash at closing, less the total amounts of the cumulative non-refundable cash payments made by Tonogold at that time, now totaling $2.95 million. Tonogold can pay an additional non-refundable cash deposit of $400,000 applicable to the closing price or $400,000 in stock that is not applicable to the closing price.

Mr. Corrado De Gasperis, Executive Chairman and CEO, stated, “Tonogold’s payments reflect their commitment for acquiring and advancing the Lucerne project back into production. We have now received nearly $7 million in cash and stock payments, with another $400,000 due this week. We look forward to closing this transaction this summer, eliminating our debenture and accelerating our strategic growth plans.”

This deposit will result in the paydown of an additional $420,000 in Debenture principal, reducing the balance to $6.8 million and extends the closing deadline to July 26, 2019. Tonogold retains the option to extend the closing one additional month, until August 30, 2019, by paying an additional, $1 million non-refundable cash deposit (or $500,000 cash applicable to the purchase price plus $500,000 of convertible preferred stock not applicable to the purchase price). Tonogold is also required to reimburse the Company for the interest expense on the Company’s Senior Secured Debenture, and for operating expenses from the American Flat platform, from June 1.

On June 21, 2019, the NYSE American LLC (the “NYSE”) notified the Company that it was back in compliance after filing the Company’s March 31, 2019, Form 10-Q. On June 24, 2019, the NYSE notified the Company that its securities have been selling at or below $0.20 per share since May 20, 2019, and that its continued listing is predicated on demonstrating sustained price improvement within the next six month period, that is, no later than December 24, 2019, or effecting a reverse stock split. The Company meets all other listing requirements and its common stock will remain listed on the NYSE and believes its business strategy will regain sufficient share price levels. The NYSE American notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements. The Company’s common stock will continue to trade under the symbol “LODE,” while under the below compliance (that is, “.BC”) designation until the price is elevated and designation is removed.

Mr. De Gasperis, concluded, “We believe the NYSE is the best stock exchange in the world and could not be more appreciative of their ongoing support. We admire the quality and recognition of the NYSE’s reputation, and appreciate the liquidity and protections it provides and will continue providing, for all of our shareholders.”

About Comstock Mining, Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near-term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock and Tonogold. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: capital raising activities and negotiations; market conditions; future changes in exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities; capital expenditures (by Comstock, Tonogold or other parties) and their impact; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by the management of Comstock and Tonogold in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of the annual report on Form 10-K of Comstock. Occurrence of such events or circumstances could have a material adverse effect on the business, financial condition, results of operations or cash flows or the market price of Comstock and Tonogold’s securities. All subsequent written and oral forward-looking statements by or attributable to Comstock, Tonogold or persons acting on their behalf are expressly qualified in their entirety by these factors. Neither Comstock nor Tonogold undertake any obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of Comstock or Tonogold.

Contact information:

Comstock Mining, Inc.
P.O. Box 1118
Virginia City, NV 89440
www.comstockmining.com

Corrado De Gasperis
Executive Chairman & CEO
Tel (775) 847-4755
degasperis@comstockmining.com

Zach Spencer
Director of External Relations
Tel (775) 847-5272 ext.151
questions@comstockmining.com